EXHIBIT 3.1


                                                        FILED # C 31810-01
                                                                ----------
                                                           DEC - 4 2001
                                                         IN THE OFFICE OF
                                                 DEAN HELLER, SECRETARY OF STATE



                            ARTICLES OF INCORPORATION

                                       OF

                              AMEXDRUG CORPORATION


     THE UNDERSIGNED, having associated ourselves together for the purpose of forming a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, do make, record and file these Articles of Incorporation, in writing, and we do hereby certify:


                                    ARTICLE I

                                      NAME

           The name of this Corporation shall be: Amexdrug Corporation


                                   ARTICLE II

                                     PURPOSE

     The purpose for which said Corporation is formed and the nature of the objects proposed to be transacted and carried on by it is to engage in any and all other lawful activity, as provided by the laws of the State of Nevada.


                                   ARTICLE III

                                  CAPITAL STOCK

     The authorized amount of Capital Stock of the Corporation shall be Fifty Million (50,000,000) shares of Common Stock at $.001 par value per share, but said Capital Stock may be increased or decreased from time to time in accordance with the provisions of the laws of the State of Nevada.


                                   ARTICLE IV

                                 GOVERNING BOARD

     The members of the Governing Board of the Corporation are styled Directors. The initial board of directors shall consist of three members. The names and post office addresses of the First Board of Directors are as follows:

         FIRST BOARD OF DIRECTORS

         Name                                 Address
         ----                                 -------

         Jack Amin                            369 South Doheny Drive, Suite 326
                                              Beverly Hills, California 90211

         Rodney Stephen Barron, M.D.          8920 Wilshire Blvd., Suite 611
                                              Beverly Hills, California 90211

         Behrooz Meimand                      8909 West Olympic Blvd.
                                              Beverly Hills, California 90211


                                    ARTICLE V

                                  INCORPORATOR

     The name and address of the incorporator signing these Articles of Incorporation, who is above the age of eighteen (18) years, is as follows:

         Name                                 Address
         ----                                 -------

         Richard T. Ludlow                    136 East South Temple, Suite 1700A
                                              Salt Lake City, Utah 84111


                                   ARTICLE VI

                                 RESIDENT AGENT

         The name and address of the Resident Agent is as follows:

         Name                                 Address
         ----                                 -------
         Gateway Enterprises, Inc.            3230 East Flamingo Road, Suite 156
                                              Las Vegas, Nevada 89121

and Gateway Enterprises, Inc., does hereby certify that on the 21st day of November, 2001, they accepted the appointment as Resident Agent of the Corporation in accordance with Section 78.090, N.R.S.


                                       /s/ Kurtis Hughes V.P.
                                      ----------------------------------
                                      Kurtis Hughes on behalf of Gateway
                                      Enterprises, Inc.

                                   ARTICLE VII

                                 INDEMNIFICATION

     No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.


                                  ARTICLE VIII

                              CONTROLLING INTEREST

     The provisions of NRS 78.378 to 78.3793, inclusive shall not be applicable to any acquisition of a controlling interest in the Corporation.

         IN WITNESS WHEREOF, I have hereunto subscribed my name this 20th day of November, 2001


                                            /s/ Richard T. Ludlow
                                           ----------------------------------
                                            Richard T. Ludlow



State of Utah                       )
                                    :ss.
County of Salt Lake                 )

     On the 20th day of November, 2001, personally appeared before me, a notary public (or judge or other authorized person, as the case may be), duly commissioned and sworn, Richard T. Ludlow, personally known or proven to me on the basis of satisfactory evidence to be the person whose name is subscribed to the foregoing instrument and who acknowledged that she executed the instrument.

     IN WITNESS WHEREOF, I have executed this notary and affixed my official seal.

                                                              NOTARY SEAL
 /s/ JR Parker
----------------------------------
NOTARY PUBLIC

My Commission Expires: 5-16-05
                      ------------

                               [GRAPHIC OMITTED]

                               SECRETARY OF STATE

                                STATE OF NEVADA


                                CORPORATE CHARTER


I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that AMEXDRUG CORPORATION did on December 4, 2001 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of the said State of Nevada.



                    IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on December 4, 2001.


[STATE SEAL]
                        /S/ DEAN HELLER

                        Secretary of State

                        By: /s/
                        Certification Clerk